MGP INGREDIENTS REPORTS FIRST QUARTER 2019 RESULTS

ATCHISON, Kan., May 1, 2019 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter March 31, 2019.

2019 first quarter results compared to 2018 first quarter results

•	Consolidated sales increased 1.3% to $89.1 million, reflecting growth in both the Ingredient Solutions and Distillery Products segments.

•	Consolidated gross profit decreased 12.1% to $16.7 million, as gross profit declined in both the Ingredient Solutions and Distillery Products segments.

•	Consolidated operating income decreased 18.1% to $8.5 million.

•	Earnings per share increased to $0.57 per share from $0.52 per share, reflecting a tax benefit resulting from vested share-based awards.

“Our results for the quarter are lighter than we would have liked and reflect both order timing and headwinds to our business. However, we do not believe they are the result of any changes to underlying consumer trends or our position in the market,” said Gus Griffin, president and CEO of MGP Ingredients. “We have reviewed our outlook for the remainder of the year and are confidently confirming our previous guidance.”

Distillery Products Segment - Premium Beverage White Goods Growth of 8.3%
In the first quarter of 2019, sales for the Distillery Products segment increased 0.3% to $74.6 million, primarily driven by an 8.3% increase in sales of white goods within premium beverage alcohol and a 5.7% increase in sales of industrial alcohol. Gross profit declined to $15.2 million, or 20.4% of segment sales, compared to $15.9 million, or 21.3% of segment sales in the first quarter 2018.

“The softness in premium beverage alcohol sales was driven by declines in our brown goods. New distillate and aged whiskey declined at similar rates,” said Griffin. “Sales of new distillate for the quarter were soft due to order timing with multinational and national brand owner customers. Aged sales reflect lower volumes but higher pricing as we transition from selling lighter aged whiskey inventory to older whiskey inventory. We expect both parts of our brown goods business to return to growth over the remainder of the year as a result of stronger demand and continued strong pricing,” continued Griffin. “Both premium beverage white goods and industrial alcohol saw slightly-improved pricing, but not enough to cover increased corn costs, as oversupply in the market kept us from being able to fully pass through changes in input costs. We expect this situation to continue for the foreseeable future.”

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended March 31,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2019	2018	$ Change	% Change
Brown Goods	$24,827	$28,201	$(3,374)	(12.0)%
White Goods	17,182	15,870	1,312	8.3
Premium Beverage Alcohol	$42,009	$44,071	$(2,062)	(4.7)%

Ingredient Solutions Segment - Sales Increased 6.9%
For the 2019 first quarter, sales in the Ingredient Solutions segment increased 6.9% to $14.5 million. Gross profit decreased to $1.4 million, or 9.8% of segment sales, compared to $3.1 million, or 22.7% of segment sales in the first quarter 2018.

“Despite a soft start to the year, we continue to be very excited about the long-term outlook for our Ingredient Solutions business,” added Griffin. “Cycling the previously disclosed loss of a large customer, higher flour costs and flood related costs all negatively impacted our results this quarter. However, the recent FDA approval of our Fibersym® RW and FiberRite® RW specialty wheat starches as a dietary fiber source removes a barrier to future growth, and we are seeing robust project work on our TruTex specialty wheat protein product line. While we expect the comparison to the prior year to be challenging, we remain very confident about the longer term.

Other
Corporate selling, general and administrative expenses of $8.1 million for the first quarter 2019 decreased 4.8% compared to the first quarter 2018 primarily due to lower professional fees, partially offset by an increase in personnel costs.

The corporate effective tax rate (benefit) for the quarter was (17.7)%, compared with 12.3% in the year ago period.

Earnings per share increased to $0.57 for the first quarter 2019, compared to $0.52 for the first quarter 2018.

2019 Guidance
MGP is confirming the following guidance for fiscal 2019:

•	2019 sales growth is projected in the mid-single-digit percentage range versus 2018, subject to some volatility due to the current conditions in the industrial alcohol market.

•	2019 gross margins are expected to increase modestly as compared to 2018.

•	The Company’s estimate of growth in operating income in 2019 is 15% to 20% off of the higher than expected 2018 results.

•	2019 effective tax rate is forecasted to be approximately 21%, and shares outstanding are expected to be approximately 17 million at year end.

•	Earnings per share are forecasted to be in the $2.55 to $2.65 range.

Conclusion
“Both of our business segments continue to be well-positioned against strong macro consumer trends, and we continue to believe that, despite quarterly volatility, the aggressive implementation of our strategic plan will drive strong growth in 2019 and beyond,” continued Griffin. “Our warehouse expansion plan continued during the quarter, allowing us to increase our storage capacity. Our investment spend to date now totals approximately $45 million of the $51.8 million authorized by the Board. Additionally, our investment in aged whiskey inventory has now reached $79.5 million, at cost, an increase of $3.1 million from 2018 year end. We also continued to strengthen our capabilities in key areas, certifying three new Master Distillers and two new Master Blenders across our organization.

“We continued to progress our brands initiative, introducing a new brand, Eight & Sand Blended Bourbon Whiskey, and launching our brands portfolio into Texas. Our brands continue to win accolades for their quality, with our Rossville Union Master Craft Straight Rye Whiskey and Remus Repeal Reserve Series II Straight Bourbon Whiskey both receiving Double Gold medals at the San Francisco Spirits Competition,” added Griffin.

“While we experienced some negative impact from the recent floods in our region, many of our neighbors were much more directly and severely impacted by this disaster. We are honored to be able to work with the volunteers from Farm Rescue to deliver cattle feed to ranchers in flood-stricken Nebraska. To date we have donated more than 290 tons of dried distillers grains (DDG) to this relief effort,” concluded Griffin.

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Events & Presentations page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended March 31, 2018	$10,389
Decrease in gross profit - ingredient solutions segment	(1,660)	(16.0)	pp(a)
Decrease in gross profit - distillery products segment	(631)	(6.1)	pp
Decrease in SG&A expenses	415	4.0	pp
Operating income for quarter ended March 31, 2019	$8,513	(18.1)%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ("EPS") ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended March 31, 2018	$0.52
Decrease in operations(a)	(0.10)	(19.2)	pp(b)
Tax: Change in share-based compensation	0.11	21.1	pp
Tax: Change in effective tax rate (excluding above tax item)	0.04	7.7	pp
Basic and diluted EPS for quarter ended March 31, 2019	$0.57	9.6%

(a)	Items are net of tax based on the effective tax rate for the base year (2018).

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2019	2018
Sales	$89,096	$87,956
Cost of sales	72,436	69,005
Gross profit	16,660	18,951
Selling, general and administrative expenses	8,147	8,562
Operating income	8,513	10,389
Interest expense, net	(252)	(207)
Income before income taxes	8,261	10,182
Income tax expense	(1,459)	1,255
Net income	$9,720	$8,927

Income attributable to participating securities	66	175
Net income attributable to common shareholders and used in EPS calculation	$9,654	$8,752

Share information:
Basic and Diluted weighted average common shares	16,967,631	16,843,255

Basic and diluted earnings per common share	$0.57	$0.52

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2019	December 31, 2018	(Dollars in thousands)	March 31, 2019	December 31, 2018
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$5,025	Current maturities of long-term debt	$390	$386
Receivables, net	43,885	38,797	Accounts payable	19,398	25,363
Inventory	111,330	108,769	Accrued expenses	10,629	11,714
Prepaid expenses	2,263	1,320	Total Current Liabilities	30,417	37,463
Refundable income taxes	2,361	712	Other Liabilities:
Total Current Assets	159,839	154,623	Long-term debt, less current maturities	20,946	21,040
			Credit agreement - revolver	21,641	10,588
			Right-of-use operating lease liability	4,631	—
			Deferred credits	1,482	1,565
Property and equipment	297,420	295,893	Accrued retirement, health, and life insurance benefits	2,526	2,595
Less accumulated depreciation and amortization	(177,478)	(175,105)	Other noncurrent liabilities	1,516	1,523
Property, Plant, and Equipment, net	119,942	120,788	Deferred income taxes	1,822	1,677
Operating lease right-of-use asset, net	6,686	—	Total Liabilities	84,981	76,451
Other assets	3,633	2,481	Stockholders’ equity	205,119	201,441
TOTAL ASSETS	$290,100	$277,892	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$290,100	$277,892

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net income	$9,720	$8,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,810	2,929
Gain on sale of assets	(138)	—
Share-based compensation	1,125	1,191
Deferred income taxes, including change in valuation allowance	145	279
Changes in operating assets and liabilities:
Receivables, net	(5,088)	(185)
Inventory	(2,561)	(5,727)
Prepaid expenses	(943)	(1,005)
Refundable income taxes	(1,649)	1,048
Accounts payable	(3,976)	(2,238)
Accrued expenses	(3,140)	(4,009)
Deferred credits	(83)	(217)
Accrued retirement health, and life insurance benefits	(11)	(114)
Net cash provided by (used in) operating activities	(3,789)	879
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(3,741)	(6,978)
Deferred compensation plan investments	(1,166)	—
Other	—	(62)
Net cash used in investing activities	(4,907)	(7,040)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(1,714)	(1,375)
Purchase of treasury stock for tax withholding on equity-based compensation	(5,467)	(2,073)
Principal payments on long-term debt	(95)	(93)
Proceeds from credit agreement - revolver	11,025	7,741
Other	(78)	—
Net cash provided by financing activities	3,671	4,200
Decrease in cash and cash equivalents	(5,025)	(1,961)
Cash and cash equivalents, beginning of period	5,025	3,084
Cash and cash equivalents, end of period	$—	$1,123